Business Consulting Agreement

This Business Consulting Agreement (the "Agreement") is entered into October 31st, 2017 by and between:

Hermosa Capital Management Inc.
2711 N. Sepulveda Blvd #201
Manhattan Beach, CA 90266
("Consultant")

and

Corix Bioscience, Inc.
18622 MacAurther Boulevard Suite 200
Irvine, CA 92612
("Company")

This Agreement relates to services performed and to-be-performed by the Consultant commencing on November 1, 2017 and continuing through May 1, 2018, and shall be deemed effective as of November 1, 2017. The terms of this Agreement reflect, and reduce to writing, the substance of the agreement reached between the Consultant and the Company on or about November 1, 2017.

WITNESSETH

WHEREAS, Consultant provides consultation and advisory services relating to business and financial matters; and

WHEREAS, the Company desires to be assured of the services of the Consultant in order to avail itself to the Consultant's experience, skills, knowledge and abilities. The Company is therefore willing to engage the Consultant and the Consultant agrees to be engaged upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Consulting Services: Effective as of November 1, 2017, the Company hereby engages and Consultant hereby accepts the engagement to become a consultant to the Company and to render such advice, consultation, information and services to the Company including:
    a. Assistance with introducing the Company to prospective transaction parties and advising the company with regard to potential mergers or acquisitions;

b. Coordinating discussions regarding the terms and details of a merger or similar transaction, including assistance with capitalization tables, initial term sheets, and ongoing merger negotiations;
c. Assistance with due diligence requests regarding the transaction and the resolution of outstanding due diligence items;
d. Assistance with final merger details, documentation, and related matters; and
e. Such other assistance as the Company shall deem necessary or appropriate for its business.

2. Payment: In consideration for the services rendered under this agreement, the Company agrees to irrevocably issue to the Consultant 700,000 shares of the Company. The securities due the Consultant hereunder shall be issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, and shall contain such legends as required by federal law. Shares of the Company issued as compensation hereunder shall be deemed fully earned and paid for by the Consultant as of November 1, 2017.

3. Expenses: The Consultant is responsible for all their travel and other expenses incurred.

4. Personnel: Consultant shall be an independent contractor and no personnel utilized by Consultant in providing services hereunder shall be deemed an employee of the Company. Moreover, neither Consultant nor any other such person shall be empowered hereunder to act on behalf of the Company. Consultant shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of the Company, whether pursuant to any social security, unemployment insurance, worker's compensation law or other federal, state or local law now in force and effect hereafter enacted.

5. Term and Termination: The term of this Agreement shall be effective on November 1, 2017 and shall continue in effect for a period of six months thereafter. This Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. The Company or Consultant may cancel this Agreement on thirty (30) days written notice, at which time no further obligations will be due from either party. The Company acknowledges that the services provided by the Consultant prior to the date of execution of this Agreement, as described in Section 1, above, have been satisfactory and have been duly rendered by the Consultant in accordance with the terms hereof.

6. Non-Assignability: The rights, obligations, and benefits established by this Agreement shall not be assignable by Consultant. This Agreement shall be binding upon and shall insure to the benefit of the parties and their successors.

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7. Confidentiality: Consultant acknowledges and agrees that confidential and valuable information proprietary to and obtained during Consultants' engagement by, shall not be, directly or indirectly, disclosed without the prior express written consent of , unless and until such information is otherwise known to the public generally through no fault of Consultant. All documents containing confidential information provided to Consultant by the Company shall clearly and conspicuously be marked with the word "Confidential."

8. Limited Liability: Neither Consultant nor any of his employees, officers or directors shall be liable for consequential or incidental damages of any kind to the Company that may arise out of or in connection with any services performed by Consultant hereunder.

9. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof or actual domicile parties. Any dispute arising out of this Agreement shall be resolved in the courts sited in California, to the exclusion of all other venues.

10. Notice: Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

11. Miscellaneous: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of the Agreement shall be binding unless executed in writing and agreed upon by all parties. The Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.

12. Counterparts: This Agreement may be executed in counterparts and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterpart together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the first date written above.

IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement as of the day and year first above written.

Corix Bioscience, Inc.

By: Michael Ogburn
Its: President and CEO

Hermosa Capital Management Inc.

By: Chip Hackley
Its: President